Exhibit 99.1

Solera Holdings, Inc. Reports First Quarter Fiscal Year 2012 Results

First Quarter Revenue of $198.7 Million, up 25.0% on a GAAP Basis and up 18.5% on a Constant

Currency Basis; Adjusted EBITDA Margin increases to 44.3%, up 44 basis points on an Actual

Currency Basis and up 118 basis points on a Constant Currency Basis; Company Announces

Quarterly Dividend

WESTLAKE, Nov. 3/PRNewswire-FirstCall/ – Solera Holdings, Inc. (NYSE: SLH), the leading global provider of software and services to the automobile insurance claims processing industry, today reported results for the first quarter of fiscal year 2012.

Results for the First Quarter Ended September 30, 2011:

GAAP Results

•

Revenue for the first quarter was $198.7 million, a 25.0% increase over the prior year first quarter revenue of $158.9 million. After adjusting for changes in foreign currency exchange rates (“FX Changes”), revenue for the first quarter increased by approximately 18.5% over the prior year first quarter revenue;

•

Net income attributable to Solera Holdings, Inc. for the first quarter was $31.2 million, a 7.3% increase over the prior year first quarter net income attributable to Solera Holdings, Inc. of $29.1 million;

•

Diluted net income attributable to Solera Holdings, Inc. per common share for the first quarter was $0.44, a 7.3% increase over the prior year first quarter diluted net income attributable to Solera Holdings, Inc. per common share of $0.41.

“We are pleased with a good start to fiscal 2012, despite the global macro volatility. Our constant currency revenue for the quarter grew by 18.5% - the highest constant currency total revenue growth rate since fiscal 2007 and well ahead of our total growth target of 7% to 9%,” said Tony Aquila, founder, Chairman and CEO of Solera Holdings, Inc. “With our focus on profitable growth, we achieved a 45.0% Adjusted EBITDA margin on a constant currency basis, also our highest ever. We take pride in the value we continue to deliver to our customers and stockholders.”

Non-GAAP Results

•

Adjusted EBITDA for the first quarter was $88.0 million, a 26.3% increase over the prior year first quarter Adjusted EBITDA of $69.7 million. After adjusting for FX Changes, Adjusted EBITDA for the first quarter increased by approximately 21.7% over the prior year first quarter Adjusted EBITDA;

•

Adjusted EBITDA margin for the first quarter was 44.3%, a 44 basis point increase over the prior year first quarter Adjusted EBITDA margin of 43.9%. After adjusting for FX Changes, Adjusted EBITDA margin for the first quarter increased by approximately 118 basis points over the prior year first quarter Adjusted EBITDA margin;

•	Adjusted Net Income for the first quarter was $50.0 million, a 22.1% increase over the prior year first quarter Adjusted Net Income of $40.9 million;

•	Adjusted Net Income per diluted common share for the first quarter was $0.70, a 20.7% increase over the prior year first quarter Adjusted Net Income per diluted common share of $0.58.

In the first quarter of fiscal year 2012, we announced the formation of the Netherlands, Germany, Austria and Switzerland (“NGAS”) Region to leverage the operational and technological achievements and investments we made in the Highly Established Markets Initiative (“HEMI”) Region across our markets. As a result of the creation of the NGAS Region, we transferred our Netherlands operating segment from our Americas reportable segment to our EMEA reportable segment in the first quarter of fiscal year 2012. The financial information presented below reflects the inclusion of the Netherlands in EMEA for all periods.

Business Statistics

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EMEA revenues were $118.6 million for the first quarter, representing a 14.0% increase over the prior year first quarter. After adjusting for FX Changes, EMEA revenues for the first quarter increased 5.3% over the prior year first quarter;

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Americas revenues were $80.1 million for the first quarter, representing a 45.9% increase over the prior year first quarter. After adjusting for FX Changes, Americas revenues for the first quarter increased 43.4% over the prior year first quarter. After excluding the revenues of Explore Information Services LLC, which we acquired in June 2011, Americas revenues increased 7.2% over the prior year first quarter and, after adjusting for FX Changes, increased 4.8% over the prior year first quarter;

•

Revenues from insurance company customers were $90.1 million for the first quarter, representing a 40.6% increase over the prior year first quarter. After adjusting for FX Changes, revenues from insurance company customers for the first quarter increased 34.4% over the prior year first quarter. After excluding the revenues of Explore, revenues from insurance company customers increased 8.7% over the prior year first quarter and, after adjusting for FX Changes, increased 2.4% over the prior year first quarter;

•

Revenues from collision repair facility customers were $64.6 million for the first quarter, representing a 16.0% increase over the prior year first quarter. After adjusting for FX Changes, revenues from collision repair facility customers for the first quarter increased 9.3% over the prior year first quarter;

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Revenues from independent assessors were $19.2 million for the first quarter, representing a 15.8% increase over the prior year first quarter. After adjusting for FX Changes, revenues from independent assessors for the first quarter increased 6.1% over the prior year first quarter;

•

Revenues from automotive recycling, salvage and other customers were $24.8 million for the first quarter, representing a 9.8% increase over the prior year first quarter. After adjusting for FX Changes, revenues from automotive recycling, salvage and other customers for the first quarter increased 5.3% over the prior year first quarter.

Fiscal year 2012 Outlook:

We are updating our previously issued outlook for our full fiscal year ending June 30, 2012 as follows:

	Previous Fiscal Year 2012 Outlook	Current Fiscal Year 2012 Outlook

Revenues	$822 million – $832 million	$804 million – $810 million
Net Income attributable to Solera Holdings, Inc.	$116 million – $121 million	$108 million – $112 million
Adjusted EBITDA	$360 million – $365 million	$354 million – $358 million
Adjusted Net Income	$204 million – $208 million	$199 million – $202 million
Adjusted Net Income per diluted common share	$2.85 – $2.90	$2.79 – $2.83

The fiscal year 2012 outlook above assumes a 28% tax rate to calculate Adjusted Net Income, and constant currency exchange rates from those currently prevailing. During the period from August 24, 2011, when we disclosed our initial fiscal 2012 guidance, through November 2, 2011, the U.S. Dollar has strengthened significantly versus most major foreign currencies we have used to transact our business. For example, on August 24, 2011, one Euro was equal to approximately $1.44, and on November 2, 2011, one Euro was equal to approximately $1.38. This change from August 24, 2011 to November 2, 2011 represents a strengthening of the U.S. Dollar versus the Euro of approximately 5%. We anticipate that currency exchange rates will have a negative impact on our revenues, but have a positive impact on our interest expense and our intangibles amortization expense for the full fiscal year ending June 30, 2012.

Exchange rates between most of the major foreign currencies we use to transact our business and the U.S. dollar have fluctuated significantly over the last few years and we expect that they will continue to fluctuate. The majority of our revenues and costs are denominated in Euros, Pound Sterling, Swiss francs, Canadian dollars and other international currencies. The following table provides the average quarterly exchange rates for the Euro and Pound Sterling since the beginning of fiscal year 2011:

Period	Average Euro-to- U.S. Dollar Exchange Rate	Average Pound Sterling-to-U.S. Dollar Exchange Rate
Quarter ended September 30, 2010	$1.29	$1.55
Quarter ended December 31, 2010	1.36	1.58
Quarter ended March 31, 2011	1.37	1.60
Quarter ended June 30, 2011	1.44	1.63
Quarter ended September 30, 2011	1.42	1.61

During the three months ended September 30, 2011 as compared to the three months ended September 30, 2010, the U.S. dollar weakened against most major foreign currencies we use to transact our business. The average U.S. dollar weakened versus the Euro by 9.7% and the Pound Sterling by 4.0%, which increased our revenues and expenses for the three months ended September 30, 2011. A hypothetical 5% increase or decrease in the U.S. dollar versus other currencies in which we transact our business would have resulted in an increase or decrease, as the case may be, to our revenues of $7.1 million during the three months ended September 30, 2011.

All percentage amounts and ratios were calculated using the underlying data in whole dollars. We measure constant currency, or the effects on our results that are attributable to FX Changes, by measuring the incremental difference between translating the prior period and the current results at the monthly average rates for the same period from the prior year.

Quarterly Dividend:

The Audit Committee of our Board of Directors approved the payment of a quarterly cash dividend of $0.10 per outstanding share of common stock and per outstanding restricted stock unit. The Audit Committee also approved a quarterly stock dividend equivalent of $0.10 per outstanding restricted stock unit granted to certain of our executive officers during fiscal years 2011 and 2012 in lieu of the cash dividend, which dividend equivalent will be paid to the restricted stock unit holders as the restricted stock unit vests. The dividends are payable on December 5, 2011 to stockholders and restricted stock unit holders of record at the close of business on November 17, 2011.

Earnings Conference Call:

We will host our first quarter ended September 30, 2011 earnings call today at 5:00 p.m. (Eastern Time) – November 3, 2011. The conference call will be webcast live in listen-only mode and can be accessed by visiting the Investor Relations section of the Solera website: www.solerainc.com. A webcast replay will be available on the website until midnight on November 17, 2011. A live audiocast will also be accessible to the public by calling (866) 804-6922 or from outside the U.S., (857) 350-1668. When prompted, the following access is required: 83898053. Callers should dial in approximately 10 minutes before the call begins. For those unable to participate in the live audiocast, a replay will be available until midnight on November 17, 2011. To access the replay, dial (888) 286-8010 or, from outside the U.S., (617) 801-6888 and enter the following access code when prompted: 32739929.

SOLERA HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,
	2011	2010
Revenues	$198,693	$158,908

Cost of revenues:
Operating expenses	43,618	31,141
Systems development and programming costs	19,045	15,512

Total cost of revenues (excluding depreciation and amortization)	62,663	46,653

Selling, general and administrative expenses	48,421	41,826
Depreciation and amortization	26,008	19,552
Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	198	2,490
Acquisition and related costs	1,356	1,203
Interest expense	12,294	7,319
Other (income) expense, net	55	(675)

	150,995	118,368

Income before provision for income taxes	47,698	40,540
Income tax provision	13,252	8,602

Net income	34,446	31,938
Less: Net income attributable to noncontrolling interests	3,207	2,814

Net income attributable to Solera Holdings, Inc.	$31,239	$29,124

Net income attributable to Solera Holdings, Inc. per common share:
Basic	$0.44	$0.41

Diluted	$0.44	$0.41

Dividends paid per share	$0.10	$0.08

Weighted-average shares used in the calculation of net income attributable to Solera Holdings, Inc. per common share:
Basic	70,837	69,985

Diluted	71,250	70,273

Non-GAAP Financial Measures

We use a number of non-GAAP financial measures that are not intended to be used in lieu of GAAP presentations, but are provided because management believes that they provide additional information with respect to the performance of our fundamental business activities and are also frequently used by securities analysts, investors and other interested parties to facilitate the evaluation of our business on a comparable basis to other companies. The three primary non-GAAP financial measures that we use are Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share. We believe that Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per diluted common share are useful to investors in providing information regarding our operating results. We rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team in connection with our executive compensation and bonus plans. Adjusted EBITDA also allows us to compare our current operating results with corresponding prior periods as well as to the operating results of other companies in our industry. We present Adjusted Net Income and Adjusted Net Income per diluted common share because we believe both of these measures provide useful information regarding our operating results in addition to our GAAP measures. We believe that Adjusted Net Income and Adjusted Net Income per diluted common share provide investors with valuable insight into our profitability exclusive of unusual adjustments, and provide further insight into the cash impact resulting from the different treatments of goodwill for financial reporting and tax purposes.

Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per diluted common share have limitations as analytical tools, and you should not consider them in isolation or as a substitute for net income, net income per share and other consolidated income statement data prepared in accordance with accounting principles generally accepted in the United States. Because of these limitations, Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share should not be considered as a replacement for net income. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share as supplemental information.

•

Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to Solera Holdings, Inc., excluding (i) interest expense, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) stock-based compensation expense, (v) restructuring charges, asset impairments, and other costs associated with exit and disposal activities, (vi) other (income) expense, net and (vii) acquisition and related costs. Acquisition and related costs include legal and professional fees and other transaction costs associated with completed and contemplated business combinations and asset acquisitions, costs associated with integrating acquired businesses, including costs incurred to eliminate workforce redundancies and for product rebranding, and other charges incurred as a direct result of our acquisition efforts. These other charges include changes to the fair value of contingent purchase consideration, acquired assets and assumed liabilities subsequent to the completion of the purchase price allocation, purchase price that is deemed to be compensatory in nature, incentive compensation arrangements with continuing employees of acquired companies and gains and losses resulting from the settlement of a pre-existing contractual relationship with an acquiree. A reconciliation of our Adjusted EBITDA to GAAP net income attributable to Solera Holdings, Inc., the most directly comparable GAAP measure, is provided in the attached table.

SOLERA HOLDINGS, INC.

RECONCILIATION TO ADJUSTED EBITDA

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,
	2011	2010
Net income attributable to Solera Holdings, Inc.	$31,239	$29,124
Add: Income tax provision	13,252	8,602

Net income attributable to Solera Holdings, Inc. before income tax provision	44,491	37,726
Add: Depreciation and amortization	26,008	19,552
Add: Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	198	2,490
Add: Acquisition and related costs	1,356	1,203
Add: Interest expense	12,294	7,319
Add: Other (income) expense, net	55	(675)
Add: Stock-based compensation expense	3,606	2,069

Adjusted EBITDA	$88,008	$69,684

•

Adjusted Net Income is a non-GAAP financial measure that represents GAAP net income attributable to Solera Holdings, Inc., excluding (i) provision for income taxes, (ii) amortization of acquired intangible assets, (iii) stock-based compensation expense, (iv) restructuring charges, asset impairments, and other costs associated with exit and disposal activities, (v) other (income) expense, not including interest income and (vi) acquisition and related costs. From this amount, we subtract an assumed provision for income taxes to arrive at Adjusted Net Income. We assume a 28% income tax rate as an approximation of our long-term effective corporate income tax rate, which includes certain benefits from net operating loss carryforwards, tax credits, tax deductible goodwill and amortization, and certain holding companies in low tax-rate jurisdictions. A reconciliation of our Adjusted Net Income to GAAP net income attributable to Solera Holdings, Inc., the most directly comparable GAAP measure, is provided in the attached table.

•

Adjusted Net Income per diluted common share is a non-GAAP financial measure that represents Adjusted Net Income (as defined above) divided by the number of diluted shares outstanding for the period used in the calculation of GAAP net income attributable to Solera Holdings, Inc. per diluted common share. A reconciliation of our Adjusted Net Income per diluted common share to GAAP net income attributable to Solera Holdings, Inc. per diluted common share, the most directly comparable GAAP measure, is provided in the attached table.

SOLERA HOLDINGS, INC.

RECONCILIATION TO ADJUSTED NET INCOME

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,
	2011	2010
Net income attributable to Solera Holdings, Inc.	$31,239	$29,124
Add: Income tax provision	13,252	8,602

Net income attributable to Solera Holdings, Inc. before income tax provision	44,491	37,726
Add: Amortization of acquisition-related intangibles	19,456	13,516
Add: Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	198	2,490
Add: Acquisition and related costs	1,356	1,203
Add: Other (income) expense, not including interest income	284	(191)
Add: Stock-based compensation expense	3,606	2,069

Adjusted Net Income before income tax provision	69,391	56,813
Less: Assumed provision for income taxes at 28%	(19,429)	(15,908)

Adjusted Net Income	$49,962	$40,905

Adjusted Net Income per share:
Basic	$0.71	$0.58

Diluted	$0.70	$0.58

Weighted-average shares used in the calculation of GAAP Net Income attributable to Solera Holdings, Inc. and Adjusted Net Income per share:
Basic	70,837	69,985

Diluted	71,250	70,273

SOLERA HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2011 AND JUNE 30, 2011

(In thousands, except per share amounts)

(Unaudited)

	September 30,	June 30,
	2011	2011
Assets
Current assets:
Cash and cash equivalents	$378,085	$371,101
Accounts receivable, net	129,695	135,589
Other receivables	17,798	19,037
Other current assets	24,021	24,895
Deferred income tax assets	10,583	10,321

Total current assets	560,182	560,943

Property and equipment, net	58,745	64,485
Goodwill	1,038,355	1,059,749
Intangible assets, net	388,233	416,100
Other noncurrent assets	17,241	19,462
Noncurrent deferred income tax assets	44,359	48,396

Total assets	$2,107,115	$2,169,135

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$24,355	$37,798
Accrued expenses and other current liabilities	123,379	140,270
Income taxes payable	11,876	10,837
Deferred income tax liabilities	2,972	1,187
Current portion of long-term debt	23,391	24,042

Total current liabilities	185,973	214,134

Long-term debt	998,985	1,020,383
Other noncurrent liabilities	23,836	24,127
Noncurrent deferred income tax liabilities	25,872	30,541

Total liabilities	1,234,666	1,289,185

Redeemable noncontrolling interests	90,756	94,841

Stockholders’ equity:
Solera Holdings, Inc. stockholders’ equity:
Common shares, $0.01 par value: 150,000 shares authorized;
70,861 and 70,795 issued and outstanding as of September 30, 2011 and June 30, 2011, respectively	594,957	587,265
Retained earnings	174,329	151,366
Accumulated other comprehensive income	1,628	36,413

Total Solera Holdings, Inc. stockholders’ equity	770,914	775,044
Noncontrolling interests	10,779	10,065

Total stockholders’ equity	781,693	785,109

Total liabilities and stockholders’ equity	$2,107,115	$2,169,135

SOLERA HOLDINGS, INC.

SELECTED STATEMENT OF CASH FLOWS INFORMATION

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

(In thousands)

(Unaudited)

	Three Months Ended September 30,
	2011	2010
Net cash provided by operating activities	$50,203	$46,952
Net cash used in investing activities	(16,642)	(18,933)
Net cash used in financing activities	(8,996)	(3,872)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(17,581)	19,765

Net change in cash and cash equivalents	6,984	43,912
Cash and cash equivalents, beginning of period	371,101	240,522

Cash and cash equivalents, end of period	$378,085	$284,434

Supplemental cash flow information:
Cash paid for interest	$3,990	$8,578
Cash paid for income taxes	$7,714	$7,564

Supplemental disclosure of non-cash investing and financing activities:
Capital assets financed	$415	$2,192
Accrued contingent purchase consideration	$1,712	$—
Receivable for proceeds from sale of shares of majority-owned subsidiary	$2,139	$—

About Solera:

Solera is the leading global provider of software and services to the automobile insurance claims processing industry. Solera is active in nearly 60 countries across six continents. The Solera companies include Audatex in the United States, Canada, and in more than 45 additional countries, Informex in Belgium, Sidexa in France, ABZ and Market Scan in the Netherlands, HPI in the United Kingdom, Hollander serving the North American recycling market, AUTOonline providing salvage disposition in a number of European and Latin American countries, IMS providing medical review services, and Explore providing data and analytics to United States property and casualty insurers. For more information, please refer to the company’s website at http://www.solerainc.com.

Cautions about Forward-Looking Statements:

This press release contains forward-looking statements, including statements about: continued profitable growth; customer and stockholder value; our expectations regarding our prospects and business outlook for fiscal year 2012; our expectations and beliefs regarding changes in foreign currency exchange rates; and statements about dividends, our effective tax rate and historical results or performance that may suggest trends for our business. These statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our reliance on a limited number of customers for a substantial portion of our revenues; unpredictability and volatility of our operating results, which include the volatility associated with foreign currency exchange risks, our sales cycle, seasonality, global economic conditions and other factors; risks associated with and possible negative consequences of acquisitions, joint ventures, divestitures and similar transactions, including our ability to successfully integrate Explore or our other acquired businesses; effects of competition on our software and service pricing and our business; time and expenses associated with customers switching from competitive software and services to our software and services; rapid technology changes in our industry; risks associated with operating in multiple countries; use of cash to service our debt and effects on our business of restrictive covenants in our debt facility and indenture; effects of changes in or violations by us or our customers of government regulations; costs and possible future losses or impairments relating to our acquisitions; the financial impact of future significant restructuring and severance charges; the impact of changes in our tax provision (benefit) or effective tax rate; our ability to obtain additional financing as necessary to support our operations; our ability to pay dividends in future periods; our dependence on a limited number of key personnel; effects of system failures or security breaches on our business and reputation; our reliance on third-party information for our software and services; and any material adverse impact of current or future litigation on our results or business. For a discussion of these and other factors that could impact our operations or financial results and cause our results to differ materially from those in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, particularly our Annual Report on Form 10-K for the Year Ended June 30, 2011. Solera is under no obligation to (and specifically disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

SOURCE Solera Holdings, Inc.

Kamal Hamid, Investor Relations of Solera Holdings, Inc.,

+1-858-946-1676,

kamal.hamid@solerainc.com